Exhibit 5.1

McGuireWoods LLP

One James Center

Richmond, Virginia 23219

September 1, 2010

Virginia Electric and Power Company

120 Tredegar Street

Richmond, Virginia 23219

Ladies and Gentlemen:

We have advised Virginia Electric and Power Company, a Virginia corporation (the “Company”), in connection with (i) the Registration Statement on Form S-3, as amended (File No. 333-157019) (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933, as amended (the “Act”), various securities to be offered from time to time by the Company on terms to be determined at the time of the offering, and (ii) the issuance by the Company of up to $300,000,000 aggregate principal amount of the Company’s 2010 Series A 3.45% Senior Notes due 2022 (the “Notes”) as described in the Company’s Prospectus, dated January 29, 2009, which is a part of the Registration Statement, and Prospectus Supplement, dated August 25, 2010 (the “Prospectus Supplement”). The Notes are being issued under an indenture dated as of June 1, 1998, between the Company and The Bank of New York Mellon (successor to JPMorgan Chase Bank, N.A. (formerly known as The Chase Manhattan Bank)), as trustee (the “Original Trustee”), as supplemented and amended by the Nineteenth Supplemental and Amending Indenture dated as of November 1, 2008 (as so amended, the “Base Indenture”), by and among the Company, the Original Trustee and U.S. Bank National Association (the “Series Trustee), and as further supplemented by a Twenty-First Supplemental Indenture dated as of August 1, 2010 (the “Twenty-First Supplemental Indenture” and together with the Base Indenture, as heretofore supplemented, the “Indenture”) by and between the Company and the Series Trustee pertaining to the Notes, and resolutions of the Board of Directors of the Company adopted January 29, 2009 and August 25, 2010, and are being offered to the public in accordance with an Underwriting Agreement, dated August 25, 2010, among the Company and the Underwriters named on Schedule I thereto. Capitalized terms used and not defined herein shall have the meanings assigned to them in the Registration Statement or the Indenture.

We have examined such corporate records, certificates and other documents, and reviewed such questions of law, as we have considered necessary or appropriate for the purpose of this opinion.

Virginia Electric and Power Company

On the basis of such examination and review, we advise you that, in our opinion, when the Notes have been duly issued and sold in the manner contemplated by the Registration Statement and the Prospectus Supplement, and assuming due authentication thereof by the Series Trustee or the Authenticating Agent in accordance with the provisions of the Indenture, as amended and supplemented, the Notes will constitute valid and binding obligations of the Company.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K and the incorporation of this opinion by reference in the Registration Statement and to references to us under the heading “Legal Matters” in the Registration Statement and in the Prospectus Supplement relating to the Notes. We do not admit by giving this consent that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ McGuireWoods LLP